Exhibit 10.1

KANIS S.A.
P.O. Box 986
Third Floor Geneva Place
Road Town
Tortola VG1110
British Virgin Islands

June 30, 2016

Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA 93033
Attention:                Matthew Beale

Chief Executive Officer

Re:                        Exchange of Notes for Common Stock

Gentlemen:

This letter (this “Agreement”) will confirm the agreement of Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”) to an exchange with Kanis S.A. (“Holder”) of an aggregate of $7.5 million in principal amount of promissory notes and other evidences of indebtedness of the Company described on Exhibit A attached hereto (collectively referred to as the “Notes”) currently held by Holder, and all accrued but unpaid interest thereon, for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms set forth herein (the “Exchange”).

1.                                    Exchange of Notes.  Subject to the terms and conditions of this Agreement, the settlement of the Exchange (“Settlement”) shall take place at the offices of Stubbs Alderton & Markiles, LLP, at 15260 Ventura Blvd, 20th Floor, Sherman Oaks, CA 91403, at 10:00 a.m. on the third (3rd) business day after the receipt of Stockholder Approval (as defined below), or at such other location or time as the parties may agree.  The date on which the Settlement occurs is referred to herein as the “Settlement Date.”  On the Settlement Date, Holder will cause delivery of the Notes to the Company, and the Company will cause delivery to Holder of the number of shares of Common Stock (the “Exchange Shares”) equal to (a) the principal amount of the Notes plus the accrued but unpaid interest thereon through and including the Settlement Date, divided by (b) $0.3243 (the “Exchange Price”), in exchange for the Notes and all claims Holder may have arising out of or relating to the Notes (including without limitation any accrued but unpaid interest thereon).

2.                                    Conditions to Obligations of Each Party to Effect the Exchange.  The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction at or prior to the Settlement Date of the following conditions:

(a)                               Company Stockholder Approval.  The issuance of the Exchange Shares to Holder shall have been duly approved by the Company’s stockholders in accordance with the continued listing requirements of The Nasdaq Stock Market, LLC, by the affirmative vote of a

KANIS S.A.

Clean Diesel Technologies, Inc.

majority of the shares of Common Stock present in person or by proxy at a duly convened Stockholders Meeting (as defined below) and entitled to vote thereon (“Stockholder Approval”).

(b)                              No Injunction or Litigation.  As of the Settlement Date, there shall not be any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation, or any judgment, order, award, writ, injunction or decree, of any nature or type threatened, pending or made by or before any governmental body that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

(c)                               Material Adverse Effect.  As of the Settlement Date, there shall not exist any condition or fact that, individually or in the aggregate, has had or reasonably may be expected to result in a Material Adverse Effect.  For purposes hereof, “Material Adverse Effect” means a change, effect, event or circumstance that is, or would reasonably be expected to be, materially adverse to the assets, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, but shall exclude any changes, effects, events or circumstances related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, weather conditions or other force majeure events), (ii) general business or economic conditions affecting the industries in which the Company operates, or (iii) the taking of any action expressly contemplated by this Agreement;  provided that, in each of the cases of clauses (i) and (ii), such changes do not have a materially disproportionate effect on the Company in the aggregate relative to other participants in the industries in which the Company operates.

3.                                    Company Stockholder Meeting.  As promptly as reasonably practicable after the execution of this Agreement, the Company shall take all action reasonably necessary in accordance with the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws to call, hold and convene a special meeting of its stockholders for the purpose of considering and taking action on the Exchange and the issuance to Holder of the Exchange Shares (the “Stockholders Meeting”), and to prepare and file a proxy statement with the SEC in connection with the Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Holder shall provide promptly to the Company such information concerning itself (and, to the extent required, its affiliates) as may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto.

4.                                    Representations, Warranties and Covenants.

(a)                               By Holder.  In connection with this transaction, Holder hereby represents, warrants and acknowledges to and agrees with the Company as follows:

(1)                              Holder is the sole legal and beneficial owner of the Notes and the Notes being transferred hereunder are free and clear of any liens, charges or encumbrances and upon completion of the Exchange, Holder will convey to the Company good title to the Notes free and clear of all liens, charges and encumbrances.

KANIS S.A.

Clean Diesel Technologies, Inc.

(2)                              Neither Holder nor anyone acting on its behalf has received any commission or remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange.

(3)                              Holder agrees not to sell shares of Common Stock from the date hereof through the Settlement Date at price per share below the Exchange Price.

(4)                              Holder acknowledges that the issuance of the Exchange Shares in the Exchange is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 3(a)(9) of the Securities Act.  Holder knows of no reason why such exemption is not available.

(5)                              Holder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Exchange Shares and to make an informed investment decision with respect to such acquisition and the Exchange.  Holder is an “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(6)                              Holder understands that the Exchange Shares have not been, and will not be, registered under the Securities Act, in reliance on an exemption therefrom and further understands that the Exchange Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”), or any other federal or state agency, nor has any such agency passed on the accuracy or adequacy of any information or materials provided by the Company to Holder regarding the Company or its business.

(7)                              Holder acknowledges that immediately following the issuance of the Exchange Shares, Holder will be the single largest stockholder of the Company and an “affiliate” of the Company within the meaning of Rule 144 promulgated under the Securities Act, and that the Exchange Shares cannot be sold unless such sale is registered under the Securities Act or an exemption from such registration is available.

(8)                              Holder represents that (i) it is a British Virgin Islands corporation, (ii) it has all of the power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder, (iii) it has taken all action as may be necessary to authorize the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations hereunder, (iv) this Agreement is an obligation enforceable in accordance with its terms, and (v) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its governing documents or material agreements.

(b)          By Company.  In connection with this transaction, the Company hereby represents, warrants and acknowledges to and agrees with Holder as follows:

(1)                              The Company acknowledges that the issuance of the Exchange Shares in the Exchange is intended to be exempt from registration under the Securities Act by

KANIS S.A.

Clean Diesel Technologies, Inc.

virtue of Section 3(a)(9) of the Securities Act.  The Company knows of no reason why such exemption is not available.

(2)                              The Company represents that (i) it is a corporation duly organized and validly existing under the laws of the State of Delaware, (ii) it has all of the corporate power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder, (iii) it has taken all corporate action as may be necessary to authorize the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations hereunder, other than the receipt of Stockholder Approval, (iv) this Agreement is an obligation enforceable in accordance with its terms, (v) assuming Stockholder Approval is obtained, neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, by-laws or material agreements, and (vi) the Exchange Shares have been duly authorized, and upon issuance of the Exchange Shares in the Exhange and otherwise in in accordance with the terms hereof, the Exchange Shares will be validly issued, fully paid and non-assessable.

5.                                    Termination.  This Agreement may be terminated at any time prior to the Settlement Date, and the Exchange may be abandoned, notwithstanding any prior receipt of Stockholder Approval:

(a)                               by mutual agreement of Holder and the Company;

(b)                              by either the Company or Holder if the Settlement Date shall not have occurred on or before the close of business on September 15, 2016 (as such date may be extended by mutual agreement of the parties, the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 5(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Settlement Date to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c)                               by either the Company or Parent if a governmental body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange, which order, decree, ruling or other action is final and non-appealable;

(d)                             by either the Company or Holder if Stockholder Approval shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 5(d) shall not be available to either party where the failure to obtain Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement; or

(e)                               by the Company concurrently with the Company’s repayment in full of the Notes.

KANIS S.A.

Clean Diesel Technologies, Inc.

In the event of the termination of this Agreement as provided in this Section 5, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with this Agreement or the Exchange, except that nothing herein shall relieve any party from liability for fraud or any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement.

6.                                    General.

(a)                               Subsequent Financing.  If the Settlement occurs, the Company agrees to use its commercially reasonable efforts to raise at least $5.0 million of additional capital through the sale of equity or equity linked securities as soon as practicable following the Settlement Date and in any event on or before December 31, 2016.

(b)                              Notes.  Nothing in this Agreement shall amend or modify the Notes, which shall remain in full force and effect in accordance with their terms, except that Holder shall not convert the Notes into shares of Common Stock prior to the Settlement or termination of this Agreement.

(c)                               Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(d)                             Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this section) and shall be deemed given: (a) on the date of delivery only if delivered by a commercial overnight courier service, with confirmation of receipt and costs prepaid; (b) on the date of receipt if sent by facsimile to the fax number set forth below with a confirmation copy sent by certified or registered mail, costs prepaid; or (c) on the earlier of the date of receipt or three (3) days after deposit in the U.S. mail if sent by certified or registered mail, return receipt requested and postage prepaid.

(1)                              Notice to Holder:

KANIS S.A.
P.O. Box 986
Third Floor Geneva Place
Road Town
Tortola VG1110
British Virgin Islands
Attn:  Derek Gray

KANIS S.A.

Clean Diesel Technologies, Inc.

(2)                              Notice to the Company:

Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA  93033
USA
Attn:  Matthew Beale

(e)                               Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(f)                                Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(g)                              Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by each party.

(h)                              Waiver.  No waiver under this Agreement is effective unless it is in writing and signed by the party waiving its right.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(i)                                  Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating party of any of its obligations under this Agreement.

(j)                                  Successors and Assigns. This Agreement is binding on and inures to the benefit of the parties and their respective permitted successors and permitted assigns.

(k)                              No Third-party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(l)                                  Governing Law. This Agreement, including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, without regard to the conflict of laws provisions thereof.

(m)                          Choice of Forum.  Each party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, including all exhibits, schedules,

KANIS S.A.

Clean Diesel Technologies, Inc.

attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the state and federal courts in the State of California.  Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the state or federal courts in the State of California. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(n)                              Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(o)                              Governing Language.  This Agreement has been executed in the English language which shall be the binding and controlling language for all matters, notwithstanding the translation of this Agreement into any other language.

(p)                              No Confidentiality. Holder acknowledges and agrees that the Company will publicly disclose this Agreement on a Current Report on Form 8-K filed with the SEC, and that neither the existence of this Agreement or its terms and conditions will remain confidential.

(Signatures on Following Page)

KANIS S.A.

Clean Diesel Technologies, Inc.

If this Agreement meets with your approval, we request that you indicate such approval by returning the enclosed copy of this Agreement, appropriately signed.

Sincerely,

KANIS S.A.

		By:	/s/ Derek Gray
		Name:	D. R. Gray
		Title:	CFO

AGREED TO AND ACCEPTED AS OF
THE DATE FIRST SET FORTH ABOVE:

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Matthew Beale
Name:	Matthew Beale
Its:	Chief Executive Officer

KANIS S.A.

Clean Diesel Technologies, Inc.

EXHIBIT A

Description of Notes

1.                                      $1.5 Million, 8% Shareholder Note Due 2018

On December 30, 2010, the Company executed a Loan Commitment Letter with Kanis S.A. (“Kanis”) pursuant to which Kanis loaned the Company $1,500,000.  On January 30, 2013, the Company and Kanis agreed to amend certain terms of the loan to change the maturity date from June 30, 2013 to June 30, 2015 and to increase the interest rate from 6% to 8% beginning on June 30, 2013.  In addition, the payment premium due under this note was changed to a fixed amount of $250,000 with $100,000 payable on June 30, 2013 and the remaining amount payable at maturity on June 30, 2015.  On November 11, 2014, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of this loan, such that the maturity date and payment premium due on June 30, 2015 were extended to October 1, 2016.  On October 7, 2015, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of this loan, such that the maturity date was extended to October 1, 2018.

On June 28, 2013, the Company and Kanis entered into a letter agreement pursuant to which Kanis agreed that the $100,000 payment premium due June 30, 2013 and $135,000 in accrued interest on the notes payable to Kanis as of June 30, 2013 could be paid, at the option of the Company, in cash or by issuance of equity securities of the Company.  On July 3, 2013, concurrent with the closing of its public offering, the Company issued to Kanis 188,000 shares of Common Stock and warrants to purchase up to 94,000 shares of Common Stock at $1.25 per share, in satisfaction of the payment premium and accrued interest, as described above.

On April 1, 2016, the Company and Kanis entered into an Amendment to Loan Agreement whereby the parties agreed that (1) Kanis will have the right to convert the principal balance and accrued but unpaid interest under the loan into Common Stock at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and the closing price on the date when Kanis sends written notice to the Company exercising its conversion right, and (2) the Company will have the right to mandatorily convert the principal balance and accrued but unpaid interest under the loan into Common Stock on the due date of the loan or earlier upon the occurrence of a strategic investment in the Company or a public stock offering (a “Liquidity Event”), at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and a 25% discount to the price per share in the Liquidity Event.

2.                                      $3.0 Million, 8% Subordinated Convertible Shareholder Notes Due 2018

On April 11, 2011, the Company entered into a Subordinated Convertible Notes Commitment Letter with Kanis that provided for the sale and issuance by the Company of 8% subordinated convertible notes (the “Convertible Notes”).  As provided in this commitment letter, on May 6, 2011 Kanis purchased from the Company at par $3,000,000 aggregate principal amount of the Convertible Notes, which bear interest at a rate of 8% per annum, payable quarterly in arrears.

On February 16, 2012, the Company and Kanis agreed to amend the terms of the Convertible Notes to modify the early redemption date from November 11, 2012 to May 12, 2013.  On January 30, 2013, the Company and Kanis entered into a letter agreement regarding the Convertible Notes whereby Kanis agreed not to accelerate the maturity of these notes during the 2013 calendar year and on March 21, 2014, the Company and Kanis entered into another letter agreement whereby Kanis agreed not to accelerate the maturity of these notes prior to July 1, 2015.  On November 11, 2014, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of this loan, such that the maturity date was extended to October 1, 2016 and the early redemption feature was removed.  On October 7, 2015, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of this loan, such that the maturity date was extended to October 1, 2018.  On July 27, 2012, the Company and Kanis further amended the terms of the Convertible Notes to modify the conversion feature.

KANIS S.A.

Clean Diesel Technologies, Inc.

On April 1, 2016, the Company and Kanis entered into an Amendment to Loan Agreement whereby the parties agreed that the following supersedes and replaces any existing conversion rights under the Convertible Notes: (1) Kanis will have the right to convert the principal balance and accrued but unpaid interest under the Convertible Notes into Common Stock at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and the closing price on the date when Kanis sends written notice to the Company exercising its conversion right; and (2) the Company will have the right to mandatorily convert the principal balance and accrued but unpaid interest under the Convertible Notes into Common Stock on the due date of the Convertible Notes or earlier upon the occurrence of a Liquidity Event, at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and a 25% discount to the price per share in the Liquidity Event.

3.                                      $3.0 Million, 8% Shareholder Note Due 2018

On July 27, 2012, the Company executed a Loan Commitment Letter with Kanis pursuant to which the Company issued a promissory note in the principal amount of $3,000,000, which bears interest at 8% per annum, payable quarterly in arrears.  The promissory note was due on July 27, 2015.  There is no prepayment penalty or premium, and the promissory note is unsecured.  On November 11, 2014, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of the promissory note, such that the maturity date was extended to October 1, 2016.  On October 7, 2015, the Company entered into a letter agreement with Kanis whereby Kanis agreed to amend the terms of the promissory note, such that the maturity date was extended to October 1, 2018.

On April 1, 2016, the Company and Kanis entered into an Amendment to Loan Agreement whereby the parties agreed that (1) Kanis will have the right to convert the principal balance and accrued but unpaid interest under the promissory note into Common Stock at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and the closing price on the date when Kanis sends written notice to the Company exercising its conversion right, and (2) the Company will have the right to mandatorily convert the principal balance and accrued but unpaid interest under the promissory note into Common Stock on the due date of the loan or earlier upon the occurrence of a Liquidity Event, at a conversion price equal to the lower of $0.72 (the closing price of Common Stock on March 31, 2016) and a 25% discount to the price per share in the Liquidity Event.